Align Technology Announces Fourth Quarter and Year Ended 2016 Results

SAN JOSE, CA -- (Marketwired - January 31, 2017) - Align Technology, Inc. (NASDAQ: ALGN)

--  Record 2016 revenues of $1.1 billion, up 27.7% year-over-year, and diluted EPS of $2.33
--  2016 Invisalign case shipments of 708.5 thousand cases, up 21.5% year-
    over-year
--  Q4 revenues up 27.3% year-over-year to $293.2 million
--  Q4 Clear Aligner** revenues up 17.5% and Scanner revenues up 156.8%
    year-over-year
--  Q4 Invisalign case shipments up 18.5% year-over-year to 190.1 thousand cases, international Invisalign case shipments up 25.0% year-over-year
--  Q4 diluted EPS $0.59, down $0.01 year-over-year

Align Technology, Inc. (NASDAQ: ALGN) today reported financial results for the fourth quarter and year ended December 31, 2016. Invisalign case shipments in the fourth quarter of 2016 (Q4'16) were 190.1 thousand, a 18.5% increase year-over-year. For Q4'16, revenues were $293.2 million, a 27.3% increase year-over-year, and net profit was $47.6 million, or $0.59 per diluted share, down $0.01 per diluted share compared to the same period in the prior year. Q4'16 EPS was unfavorably impacted by a stronger U.S. dollar, which amounted to approximately $0.08 per diluted share due to net foreign exchange losses related to the revaluation of certain balance sheet accounts.

For 2016, Invisalign case shipments were 708.5 thousand cases and iTero scanner shipments were 3,970 units, an increase of 21.5% and 229.6%, respectively. For 2016, revenues were $1.1 billion, a 27.7% increase year-over-year and net profit was $189.7 million, or $2.33 per diluted share, up $0.56 per diluted share compared to the prior year.

Commenting on Align's Q4 and 2016 results, Align Technology President and CEO Joe Hogan said, "Q4 was another record quarter for Align, reflecting continued strong growth across all geographies and customer channels compared to the prior quarter last year. These results helped us to exceed $1 billion in annual revenue for the first time in our history. In addition, more than 700 thousand patients started orthodontic treatment with Invisalign clear aligners in 2016, helping us to surpass our 4 millionth Invisalign patient. We also saw strong adoption of our new iTero Element scanner this year, which more than tripled our scanner shipments over the prior year."

GAAP Summary Financial Comparisons

Fourth Quarter Fiscal 2016

----------------------------------------------------------------------------
                                                        Q/Q         Y/Y
                            Q4'16    Q3'16    Q4'15    Change      Change
----------------------------------------------------------------------------
Invisalign Case
 Shipments*                190,055  177,755  160,400      +6.9%      +18.5%
Net Revenues              $ 293.2M $ 278.6M $ 230.3M      +5.2%      +27.3%
  Clear Aligner**         $ 251.5M $ 243.7M $ 214.0M      +3.2%      +17.5%
  Scanner & Services      $  41.7M $  34.9M $  16.2M     +19.3%     +156.8%
Net Profit                $  47.6M $  51.4M $  48.9M      (7.3)%      (2.6)%
Diluted EPS               $   0.59 $   0.63 $   0.60 $   (0.04)  $   (0.01)
----------------------------------------------------------------------------

Fiscal 2016

----------------------------------------------------------------------------
                                                2016     2015    Y/Y Change
----------------------------------------------------------------------------
Invisalign Case Shipments*                   708,500     583,235      +21.5%
Net Revenues                             $  1,079.9M $    845.5M      +27.7%
  Clear Aligner**                        $    958.3M $    800.2M      +19.8%
  Scanner & Services                     $    121.5M $     45.3M     +168.3%
Net Profit                               $    189.7M $    144.0M      +31.7%
Diluted EPS                              $      2.33 $      1.77 $     0.56
----------------------------------------------------------------------------
Note: Changes and percentages are based on actual values and may effect totals due to rounding
* Invisalign Shipment figures exclude SmileDirectClub aligners
** Clear aligner revenue includes revenues from Invisalign clear aligners and SmileDirectClub aligners

As of December 31, 2016, Align had $700.0 million in cash, cash equivalents and marketable securities compared to $678.7 million as of December 31, 2015. We repurchased approximately 0.4 million shares of stock for $38.0 million in Q4'16 under the April 2014 Repurchase Program. Subsequent to year-end, the Company purchased the remaining shares under this plan for $3.8 million completing the Align 2014 Repurchase Plan. Align has $300.0 million available for repurchase under its 2016 Repurchase Plan announced on April 28, 2016.

2016 Business Highlights

The following list highlights Align's key announcements over the past year:

--  Launched iTero Element 1.4 software and Invisalign Outcome Simulator 4.0 application: Align announced the iTero Element 1.4 new software upgrade which includes color scanning, restorative pre-treatment scanning and optimized orthodontic scanning. In addition, the iTero scanners include the enhanced Invisalign Outcome Simulator 4.0 application now with
    Invisalign 3D Progress Tracking and Patient Simulation Sharing.
--  Launched Invisalign G7: Align announced Invisalign G7, a new set of features designed to deliver greater control of tooth movements and improved treatment outcomes. Invisalign G7 builds on earlier Invisalign
    G-series releases with new features to fine-tune certain tooth movements and deliver treatment outcome quality that Invisalign providers expect, particularly with teenage patients.
--  Weekly Aligner Wear Recommendation: Align announced one-week aligner wear recommendation for all Invisalign Full, Teen and Assist products instead of two-week aligner wear for each stage of Invisalign treatment.
    Continued Invisalign product innovation including "G-Series" features,
    SmartTrack aligner material, and clinically proven treatment predictability, allowed the company to confidently recommend one-week wear.
--  Launched ClinCheck Pro 5.0: Align announced ClinCheck Pro 5.0, the next generation Invisalign treatment software, with ability to view side-by-
    side treatment plans, a more realistic 3D visual model, and a new configurable toolbar for even greater flexibility.
--  4 Million Patients Milestone: Align announced that 4 million patients started treatment with Invisalign clear aligners. This is a significant accomplishment for the company and the 100,000 Invisalign-trained doctors around the world, demonstrating increased global acceptance of
    Invisalign treatment as a preferred choice for straightening teeth.
--  SmileDirectClub Supplier Agreement: Align announced a supply agreement with SmileDirectClub to manufacture non-Invisalign clear aligners for
    SmileDirectClub's doctor-directed, at-home program for affordable, cosmetic teeth straightening. SmileDirectClub aligners will include up to 20 stages without attachments or interproximal reduction (IPR), and will be manufactured by Align per SmileDirectClub's specifications for minor tooth movement.
--  Research Awards Program for 2016 and 2017: Align announced the Research
    Awards Program for 2017. This is an ongoing annually funded program established in 2010 and designed to promote clinical and scientific dental research in universities across the globe. Align also announced that fourteen research awards totaling $310,000 were awarded to four universities in North America and eight International universities under its 2016 program.
--  3Shape Trios Scanner Interoperability: Align announced that 3Shape's
    TRIOS® Standard, TRIOS Color and TRIOS 3 scanners were qualified in
    Q4'16 for Invisalign case submission. Align and 3Shape also announced a collaborative agreement to enhance the existing STL export workflow with
    iTero® scanners and laboratory partners using 3Shape Dental System™
    Software which will enable improved consistency for customers using the workflow.
--  Invisalign Commercially Available in India: Align announced commercial availability of the Invisalign system in India in February 2016. Align is offering a comprehensive range of products including Invisalign Full,
    Invisalign Teen, Invisalign Lite clear aligners, and Vivera Retainers.
    Align began training doctors in Delhi, Mumbai, Pune, Chandigarh,
    Chennai, and expanded into Bangalore, Ahmedabad, Hyderabad, Calcutta, and Cochin over the year. Align also launched a consumer marketing campaign.
--  ERP System Implementation: Align implemented a new ERP system in July, which provides a foundation that enables new capabilities, improves speed of execution, and will be used to improve Align's customers'
    experience.

Q1 2017 Business Outlook

For the first quarter of 2017 (Q1'17), Align provides the following guidance:

--  Invisalign case shipments in the range of 200 thousand to 203 thousand, up approximately 22% to 24% over the same period a year ago.
--  Net revenues in the range of $295 million to $298 million.
--  Diluted EPS in the range of $0.64 to $0.67, which includes $0.14 of excess tax benefits.

Regarding our tax rate: At the start of 2017, we adopted accounting standards update entitled Improvements to Employee Share-Based Payment Accounting. Under this new standard, excess tax benefits and deficiencies associated with employee share-based payments are no longer recognized as additional paid-in capital on the balance sheet but instead recognized directly to income tax expense or benefit in the income statement for the reporting period in which they occur. Under this new standard, we expect our Q1 effective tax rate to be approximately 1% to 2%, which includes $12 million in excess tax benefits.

Align Web Cast and Conference Call

Align will host a conference call today, January 31, 2017 at 4:30 p.m. ET, 1:30 p.m. PT, to review its fourth quarter and year end 2016 results, discuss future operating trends and the business outlook. The conference call will also be web cast live via the Internet. To access the webcast, go to the "Events & Presentations" section under Company Information on Align's Investor Relations web site at http://investor.aligntech.com. To access the conference call, please dial 201-689-8261. An archived audio web cast will be available beginning approximately one hour after the call's conclusion and will remain available for approximately 12 months. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with conference number 13652166 followed by #. For international callers, please dial 201-612-7415 and use the same conference number referenced above. The telephonic replay will be available through 5:30 p.m. ET on February 14, 2017.

About Align Technology, Inc.

Align Technology is the leader in modern Clear Aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.

Forward-Looking Statement

This news release, including the tables below, contains forward-looking statements, including statements regarding certain business metrics for the first quarter of 2017, including, but not limited to, anticipated net revenues, gross margin, operating expenses, operating profit, diluted earnings per share, tax rate and case shipments. Forward-looking statements contained in this news release and the tables below relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, difficulties predicting customer and consumer purchasing behavior, Align's ability to protect its intellectual property rights, continued compliance with regulatory requirements, competition from existing and new competitors, the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers, the possibility that the development and release of new products does not proceed in accordance with the anticipated timeline, the possibility that the market for the sale of these new products may not develop as expected, or that the expected benefits of new or existing business relationships will not be achieved as anticipated, the risks relating to Align's ability to sustain or increase profitability or revenue growth in future periods while controlling expenses, growth related risks, including capacity constraints and pressure on our internal systems and personnel, continued customer demand for our existing and new products, changes in consumer spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages and consumer confidence, the timing of case submissions from our doctors within a quarter, acceptance of our products by consumers and dental professionals, foreign operational, political and other risks relating to Align's international manufacturing operations, Align's ability to develop and successfully introduce new products and product enhancements and the loss of key personnel. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission (SEC) on February 25, 2016, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which was filed with the SEC on November 8, 2016. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                Three Months Ended          Year Ended
                                   December 31             December 31

                             ----------------------- -----------------------
                                 2016        2015        2016        2015
                             ----------- ----------- ----------- -----------

Net revenues                 $   293,203 $   230,276 $ 1,079,874 $   845,486

Cost of net revenues              72,954      57,466     264,580     205,376
                             ----------- ----------- ----------- -----------

Gross profit                     220,249     172,810     815,294     640,110
                             ----------- ----------- ----------- -----------

Operating expenses:
  Selling, general and
   administrative                130,268      99,582     490,653     390,239
  Research and development        21,609      13,889      75,720      61,237
                             ----------- ----------- ----------- -----------
    Total operating expenses     151,877     113,471     566,373     451,476

Income from operations            68,372      59,339     248,921     188,634

Interest and other income
 (expense), net                  (7,516)         313     (6,355)     (2,533)
                             ----------- ----------- ----------- -----------

Net income before provision
 for income taxes and equity
 in losses of investee            60,856      59,652     242,566     186,101

Provision for income taxes        12,028      10,775      51,200      42,081
Equity in losses of
 investee, net of tax              1,207           -       1,684           -
                             ----------- ----------- ----------- -----------

Net income                   $    47,621 $    48,877 $   189,682 $   144,020
                             =========== =========== =========== ===========

Net income per share:
  Basic                      $      0.60 $      0.61 $      2.38 $      1.80
                             =========== =========== =========== ===========
  Diluted                    $      0.59 $      0.60 $      2.33 $      1.77
                             =========== =========== =========== ===========

Shares used in computing net
 income per share:
  Basic                           79,667      79,481      79,856      79,998
                             =========== =========== =========== ===========
  Diluted                         81,248      81,051      81,484      81,521
                             =========== =========== =========== ===========

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                 December 31   December 31,
                                                    2016           2015
                                                ------------- --------------

                    ASSETS

Current assets:
  Cash and cash equivalents                     $     389,275 $      167,714
  Marketable securities, short-term                   250,981        359,581
  Accounts receivable, net                            247,415        158,550
  Inventories                                          27,131         19,465
  Prepaid expenses and other current assets            38,176         26,700
                                                ------------- --------------
    Total current assets                              952,978        732,010

Marketable securities, long-term                       59,783        151,370
Property, plant and equipment, net                    175,167        136,473
Equity method investments                              45,061              -
Goodwill and intangible assets, net                    81,998         79,162
Deferred tax assets                                    67,844         51,416
Other assets                                           13,320          8,202
                                                ------------- --------------

    Total assets                                $   1,396,151 $    1,158,633
                                                ============= ==============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $      28,596 $       34,354
  Accrued liabilities                                 134,332        107,765
  Deferred revenues                                   191,407        129,553
                                                ------------- --------------
    Total current liabilities                         354,335        271,672

Income tax payable                                     45,133         37,512
Other long term liabilities                             1,294          1,523
                                                ------------- --------------
    Total liabilities                                 400,762        310,707

Total stockholders' equity                            995,389        847,926
                                                ------------- --------------

    Total liabilities and stockholders' equity  $   1,396,151 $    1,158,633
                                                ============= ==============

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS*

                                                 --------
                                           Q4     Fiscal     Q1       Q2
                                          2015     2015     2016     2016
Invisalign Average Selling Price (ASP):
  Worldwide ASP                         $  1,250 $  1,285 $  1,255 $  1,285
  International ASP                     $  1,315 $  1,355 $  1,315 $  1,345

Invisalign Cases Shipped by Geography:
  North America                          106,390  398,390  110,500  114,855
  International                           54,010  184,845   53,195   62,140
                                        -------- -------- -------- --------
    Total Cases Shipped                  160,400  583,235  163,695  176,995
                                        ======== ======== ======== ========
    YoY% growth                            26.4%    22.0%    25.2%    22.4%
    QoQ% growth                             8.8%     2.1%     8.1%     0.4%

Number of Invisalign Doctors Cases Were
 Shipped To:
  North America                           21,835   31,710   22,355   22,575
  International                           10,865   16,460   11,280   12,485
                                        -------- -------- -------- --------
    Total Doctors Cases Shipped To        32,700   48,170   33,635   35,060
                                        ======== ======== ======== ========

Invisalign Doctor Utilization Rates*:
  North America                              4.9     12.6      4.9      5.1
    North American Orthodontists             9.9     31.8     10.4     10.7
    North American GP Dentists               3.1      7.4      3.0      3.1
  International                              5.0     11.2      4.7      5.0
    Total Utilization Rates                  4.9     12.1      4.9      5.1
    * # of cases shipped/# of doctors
     to whom cases were shipped

Number of Invisalign Doctors Trained:
  North America                            1,270    4,320      875    1,125
  International                            1,400    5,475    1,605    1,760
                                        -------- -------- -------- --------
    Total Doctors Trained Worldwide        2,670    9,795    2,480    2,885
                                        ======== ======== ======== ========
    Total to Date Worldwide              103,790  103,790  106,270  109,155
                                        ======== ======== ======== ========

                                                         --------
                                          Q3       Q4     Fiscal
                                         2016     2016     2016
Invisalign Average Selling Price (ASP):
  Worldwide ASP                        $  1,285 $  1,230 $  1,265
  International ASP                    $  1,365 $  1,315 $  1,335

Invisalign Cases Shipped by Geography:
  North America                         115,900  122,555  463,810
  International                          61,855   67,500  244,690
                                       -------- -------- --------
    Total Cases Shipped                 177,755  190,055  708,500
                                       ======== ======== ========
    YoY% growth                           20.5%    18.5%    21.5%
    QoQ% growth                            6.9%

Number of Invisalign Doctors Cases Were
 Shipped To:
  North America                          22,570   23,265   34,065
  International                          12,720   13,635   20,415
                                       -------- -------- --------
    Total Doctors Cases Shipped To       35,290   36,900   54,480
                                       ======== ======== ========

Invisalign Doctor Utilization Rates*:
  North America                             5.1      5.3     13.6
    North American Orthodontists           11.1     11.3     36.6
    North American GP Dentists              3.0      3.2      7.6
  International                             4.9      5.0     12.0
    Total Utilization Rates                 5.0      5.2     13.0
    * # of cases shipped/# of doctors
     to whom cases were shipped

Number of Invisalign Doctors Trained:
  North America                           1,300    1,420    4,720
  International                           1,315    2,280    6,960
                                       -------- -------- --------
    Total Doctors Trained Worldwide       2,615    3,700   11,680
                                       ======== ======== ========
    Total to Date Worldwide             111,770  115,470  115,470
                                       ======== ======== ========

Note: Historical public data may differ due to rounding. Additionally, rounding may effect totals.
*Invisalign business metrics exclude SmileDirectClub aligners.

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

                                                     -------
                                               Q4    Fiscal    Q1      Q2
                                              2015    2015    2016    2016
Stock-based Compensation (SBC)
  SBC included in Gross Profit               $ 1,008 $ 3,942 $   961 $   932
  SBC included in Operating Expenses          12,799  49,006  11,563  12,767
                                             ------- ------- ------- -------
    Total SBC Expense                        $13,807 $52,948 $12,524 $13,699
                                             ======= ======= ======= =======

                                                                   ---------
                                                 Q3         Q4      Fiscal
                                                2016       2016      2016
Stock-based Compensation (SBC)
  SBC included in Gross Profit               $      995 $    1,078 $   3,966
  SBC included in Operating Expenses             12,716     13,136    50,182
                                             ---------- ---------- ---------
    Total SBC Expense                        $   13,711 $   14,214 $  54,148
                                             ========== ========== =========

ALIGN TECHNOLOGY, INC.
BUSINESS OUTLOOK SUMMARY
(unaudited)

The outlook figures provided below and elsewhere in this press release are approximate in nature since Align's business outlook is difficult to predict. Align's future performance involves numerous risks and uncertainties and the company's results could differ materially from the outlook provided. Some of the factors that could affect Align's future financial performance and business outlook are set forth under "Forward
 Looking Information" above in this press release.

Financial Outlook
(in millions, except per share amounts and percentages)

                                                        Q1'17 Guidance
                                                       ----------------

                                                             GAAP
                                                       ----------------

Net Revenues                                            $295.0 - $298.0

Gross Margin                                             74.2% - 74.5%

Operating Expenses                                      $162.5 - $164.5

Operating Margin                                         19.1% - 19.3%

Net Income per Diluted Share                             $0.64 - $0.67  (1)

Business Metrics:                                            Q1'17
                                                       ----------------

Case Shipments                                          200.0K - 203.0K
Capital Expenditure                                       $70M - $75M
Depreciation & Amortization                              $8.0M - $8.5M
Diluted Shares Outstanding                                   81.3M      (2)
Stock Based Compensation Expense                            $14.6M
Tax Rate                                                    1% - 2%     (1)

(1) Includes the benefit from the adoption of the new accounting standard update for share-based compensation
(2) Excludes any stock repurchases during the quarter

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com